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                                                                    Exhibit 10.8

                                 March 21, 1997

Barry N. Cheskin
43 West 61st Street
Apartment 19N
New York, NY  10023

Dear Barry:

     On behalf of Rita Medical Systems, Inc, (the "Company"), I am pleased to offer you the position of President and Chief Executive Officer of the Company. Speaking for myself, as well as the other members of the Company's Board of Directors, we are all very impressed with your credentials and we look forward to your future success in this position.

     The terms of your new position with the Company are as set forth below:

     1. Position.

        a. You will become the President and Chief Executive Officer of the Company, working out of the Company's headquarters office in Mountain View, California. As President and Chief Executive Officer, you will have overall responsibility for the affairs of the Company. You will report directly to the Chairman of the Company's Board of Directors and will be appointed to the Board of Directors (the "Board") at the time you commence service as President and Chief Executive Officer. The Company will use its best efforts to maintain you on the Board throughout your period of employment with the Company as Chief Executive Officer by taking all action necessary to nominate you for election to the Board at each shareholders meeting held during your period of service as Chief Executive Officer at which Board members are to be elected.

        b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization,
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whether or not for compensation, without the prior written consent of the Board, and you will not directly or indirectly engaged or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria, from serving on boards of charitable organizations or otherwise rendering minor or insubstantial services for any religious or charitable organizations of which you are a member or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock market.

     2. Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company within forty-five (45) days after execution of this agreement. The date you actually commence employment with the Company will be designated as your Start Date.

     3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

     4. Compensation.

     a. Base Salary. You will be paid a monthly salary of $16,666.67, which is equivalent to $200,000 on an annualized basis. Your salary will be payable in two equal payments per month pursuant to the Company's regular payroll policy (or in the same manner as other officers of the Company).

     b. Bonus. You will be eligible to receive an incentive bonus of up to thirty percent (30%) of your annual base salary, pro-rated for the portion of the fiscal year ending December 31, 1997 which transpires from and after your actual Start Date. Payment of the bonus will be at the discretion of the Board and will be based on achievement of mutually agreeable objectives to be determined by you and the Board within ninety (90) days after your Start Date. You will also be eligible to earn incentive bonuses in future years of up to thirty percent (30%) of your then current rate of annual base salary, again based on achievement of mutually-agreed upon objectives and your continued employment.

     c. Annual Review. Your base salary will be reviewed at the end of each calendar year as part of the Company's normal salary review process.

     5. Stock Options.

     a. Initial Grant. The Board has authorized the following stock option grant (the "Initial Option") under the Company's 1994 Incentive Stock Option Plan (the "1994 Plan") which will become effectively immediately upon your Start Date. The option will provide you with the right to purchase that number of shares of the Company's Common Stock ("Shares") which represent seven percent (7%) of the Company's capital stock outstanding on your Start Date, calculated on a fully diluted basis, taking into account all outstanding convertible
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securities, warrants, options and similar instruments and the number of shares of Common Stock which remain available for future option grant or issuance under the 1994 Plan. The option will have an exercise price equal to the fair market value per share of Common Stock on your Start Date (currently the fair market value per share is $0.30). The option will be immediately exercisable for fifty percent (50%) of the total option shares as fully-vested shares and will become exercisable for the balance of those shares in a series of twenty-four (24) successive equal monthly installments upon your completion of each month of service with the Company, whether as an employee, non-employee Board member or independent consultant, over the twenty-four (24)-month period measured from the second anniversary of your Start Date. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company's 1994 Plan and the Stock Option Agreement between you and the Company.

     b. Anti-Dilution Protection. In the event the Company raises additional capital through one or more equity issuances effected after your Start Date other than through the exercise or conversion of securities taken into account in calculating your initial seven percent (7%) interest or through an initial public offering of the Company's common stock, your seven percent (7%) equity interest shall be protected through the first $7,500,000 of such equity capital, calculated on an aggregate basis. In no event shall your seven percent (7%) equity interest be diluted below five percent (5%). In addition, your initial seven percent (7%) equity interest will be protected against any dilution attributable to any increase in the number of shares of the Company's capital stock authorized for issuance under the 1994 Plan (or any successor or additional employee stock option plan) effected prior to the initial public offering of the Company's common stock. Your anti-dilution protection will be provided through a series of additional option grants ("Anti-Dilution Options") made to you under the 1994 Plan at each time a dilutive event is consummated after your Start Date. Each Anti-Dilution Option will have an exercise price per share equal to the fair market value of the Common Stock at the time a dilutive event is consummated and will become exercisable for the option shares in accordance with the same vesting schedule in effect for your Initial Option (i.e., immediate vesting in fifty percent (50%) of the option shares and vesting in the balance of the shares over the twenty-four (24) month period measured from the second anniversary of your Start Date). No such anti-dilution protection will be provided you in connection with the initial public offering of the Common Stock or any subsequent issuance of securities effected thereafter.

     c. Change in Control Protection. In the event (i) the Company sells all or substantially all of its assets, (ii) the Company merges with another entity pursuant to which shareholders of the Company immediately prior to the merger own less than fifty percent (50%) of the voting securities of the surviving entity or (iii) the Company's securities holders sell securities possessing fifty percent (50%) or more of the total combined voting power of the Company's outstanding securities, then immediately prior to the closing of such sale/merger transaction, your Initial Option and each Anti-Dilution Option will become exercisable for seventy-five percent (75%) of your then invested option shares. The balance of the shares subject to each such option will vest, at the rate of 2.0833% of the total number of shares for which that option was originally granted, upon your completion of each additional month of service with the Company or the successor entity following the sale/merger transaction.
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     d. Tax Gross-Up. Should the accelerated vesting of your option shares, either at the time of the sale/merger transaction pursuant to paragraph 5.c or your subsequent termination of employment pursuant to paragraph 8, trigger an excess parachute payment under Section 280(G) of the Internal Revenue Code in connection with a sale/merger transaction consummated before any of the Company's securities have become tradable on an established securities market, then the Company shall provide you with a full tax-gross-up with respect to your parachute tax liability under Section 4999 of the Internal Revenue Code.

     e. Company Repurchase Rights. Should any of the following events ("Repurchase Event") occur during the first twenty-four (24) months of your employment: (i) you voluntarily leave the Company's service other than for Good Reason or (ii) your employment is terminated by the Company for Misconduct, then the Company will have the following repurchase rights with respect to up to fifty percent (50%) of the shares purchased or purchasable under your paragraph 5.a and 5.b stock options:

          - The number of shares which the Company may repurchase will be equal to fifty percent (50%) of the total number of shares subject to all your paragraph 5.a and 5.b options if the Repurchase Event occurs before you have completed six (6) months of service. The number of the shares repurchasable by the Company will decrease to thirty seventy and one-half percent (37.5%) of that total upon your completion of six (6) months of service and will decline by an additional 2.0833% of your total option shares upon your completion of each of the next eighteen (18) months of service so that the Company's repurchase rights will terminate as to all your option shares upon your completion of twenty-four (24) months of service measured from your Start Date.

          - The amount payable per repurchased share by the Company will be equal to the fair market value per share of the Company's common stock at the time of the repurchase (as determined in good faith by the Board) in the event of a clause (i) Repurchase Event and will be equal to the option exercise price paid per share in the event of a clause (ii) Repurchase Event.

          - The Company's repurchase rights under this paragraph 5.e will immediately terminate upon a sale/merger transaction under paragraph 5.c which triggers the accelerated vesting of your option shares.

     f. Subsequent Option Grants. Subject to the discretion for the Board, you may be eligible to receive additional grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Board shall determine as of the date of any such grant.

     6. Benefits.

     a. Insurance Benefits. The Company will provide you and your eligible dependents with standard medical and dental insurance benefits. You will also be eligible to
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participate in al other benefit programs available to the Company's executives, including group-term life insurance coverage and the long-term disability income plan, to the extent you satisfy the applicable eligibility requirements. In addition, the Company currently indemnifies all officers and directors to the maximum extent permitted by law, and you will be requested to enter into the Company's standard form of Indemnification Agreement (in the form attached as Exhibit A) giving you such protection. Pursuant to the Indemnification Agreement, the Company will agree to advance any expenses for which indemnification is available to the extent allowed by applicable law.

     b. Vacation. You will be entitled to four (4) weeks paid vacation per year, pro-rated for the remainder of this calendar year.

     c. Auto Allowance. The Company will pay you a monthly automobile allowance of Seven Hundred Fifty Dollars ($750.00).

     d. Relocation Expenses. In connection with your relocation from New York to Northern California, the Company will, to the extent required to avoid out-of-pocket cost to you, reimburse you for up to six (6) months of rental payments on your New York apartment ($2,500 per month for a maximum of six (6) months). In connection with your purchase of a residence in Northern California, the Company will also provide you with a housing subsidy of Thirty-Five Hundred Dollars ($3,500) per month for the first twenty-four (24) months of your employment with the Company. In addition, the Company will reimburse you for the following expense ("Relocation Expenses"):

          - all reasonable relocation expenses, including house-hunting trips, moving of household goods and automobile and other reasonable out-or-pocket expenses, including expenses incurred in any second move you may have to make from any apartment or other temporary lodgings you rent upon your relocation to your new permanent residence (but excluding home decorating expenses, differences in mortgage rates, differences in costs of comparable housing, etc.), closing costs and fees including up to 1.5 mortgage points, up to a maximum aggregate reimbursable amount of Thirty Five Thousand Dollars ($35,000);

          - reasonable temporary living expenses not to exceed three (3) months, and

          - The cost of up to four (4) trips in the aggregate between New York and San Francisco by either you or your spouse in the event your spouse is unable to relocate immediately with you.

     All amounts received by you for relocation expense reimbursement under this Paragraph 6.d will be reported as taxable income to you in the year received as required by applicable tax law. However, the Company will reimburse you on a "gross-up" basis for the income tax effect of your non-deductible reimbursed Relocation Expenses so that you will not incur any out-of-pocket cost with respect to those latter expenses.
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     7. Confidential Information and Invention Assignment Agreement. Your
acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the "Confidentiality Agreement"), prior to or on your Start Date.

     8. Severance Agreement.

     a. Severance Benefits. In the event (i) your employment is terminated by the Company or its successor for any reason other than Misconduct or (ii) you resign for Good Reason, you will be entitled to the following severance benefits:

          - You will receive continuation of your base salary for up to twelve
     (12) months following the date of your termination or resignation (the "Severance Period"). In the event you commence full-time employment during the Severance Period, the Company's obligation to pay any severance shall cease at the time of such employment. For purposes of this paragraph, "full-time employment" shall be defined as at least 35 hours per week of compensated labor, including, but not limited to, consulting or other contract work.

          During the Severance Period the Company shall pay for your purchase of continued health care coverage for you and your eligible dependents upon your election to receive such continued health benefits under COBRA; any additional COBRA coverage to which you and your dependents may be entitled following the expiration of the Severance Period will be at your own cost.

          The shares subject to each of your outstanding stock options will immediately vest in full. If the Company has not yet effected the initial public offering of its Common Stock, then you will have until the earlier of (i) the end of the one (1)-year period following your termination date or (ii) the expiration of the ten (10)-year option term in which to exercise those options.

     b. Definitions. For purposes of this letter agreement, the following definitions will be in effect:

          You will be deemed to have resigned for Good Reason if such resignation occurs by reason of (i) a change in your position with the Company which materially reduces your duties or level of responsibility,
     (B) a reduction in the level of your base compensation by more than fifteen percent (15%) or (C) a relocation of your place of employment by more than fifty (50) miles.

          Your employment will be deemed to have been terminated for Misconduct if such termination occurs by reason of your commission of any act of fraud, embezzlement or dishonesty, your unauthorized user or disclosure
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     by you of confidential information or trade secrets of the Company, or any other gross negligence or intentional misconduct on your part which adversely affects or is likely to adversely affect the business or affairs of the Company in a material manner.

     9. Confidentiality of Terms. You agree to follow the Company's strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this letter agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice and may disclose such terms to the extent required by law.

     10. Governing Law/Successors and Assigns. The provisions of this letter agreement shall, in all respects, be governed by the laws of the State of California applicable to agreements executed and to be wholly performed within the State of California. The provisions of this letter agreement shall inure to the benefit of, and shall be binding upon, the Company and its successors and assigns, and you, the personal representative of your estate and your heirs and legatees. Should th Board or the Company's shareholders authorize any reorganization of the Company prior to your actual Start Date, then the Company will structure such reorganization so that the successor entity will assume all obligations and commitments of the Company hereunder, and you will accordingly be allowed to commence your employment with such successor entity in accordance with all the terms and provisions of this letter agreement.

     11. At-Will Employment. Your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability other than any severance benefits to which you are entitled under Paragraph 8 of this letter agreement.

     We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a singed and dated copy of the Confidentiality Agreement.

     In the event it is determined by the Board, upon consultation with Company management and the Company's independent auditors, that the enforcement of paragraph 5.c of this letter agreement, which allows for the partial acceleration of vesting of stock options upon the effective date of a sale or merger of the Company, would preclude accounting for any proposed business combination of the Company as a pooling of interests, and the Board otherwise desires to approve such a proposed business transaction which requires as a condition to the closing of such transaction that it be accounted for as a pooling interests, then such paragraph 5.c of this letter agreement shall be null and void. For purposes of this paragraph, the Board's determination shall require the unanimous approval of the non-employee Board members.

     This letter, together with the Confidentiality Agreement and Indemnification Agreement, set forth the terms of your employment with the Company and supersede any prior
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representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you. This offer to you will expire and be of no further force or effect at the close of business on March 24, 1997, unless you accept this offer prior to that time.

                                               Very truly yours,

                                               RITA MEDICAL SYSTEMS, INC.



                                               By: /s/ J. Thomas McMurray
                                                   -----------------------------
                                                   J. Thomas McMurray
                                                   Title:  Chairman of the Board

ACCEPTED AND AGREED:

BARRY N. CHESKIN

/s/ Barry N. Cheskin
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Signature

March 21, 1997
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Date

Enclosure: Confidential Information and Invention Assignment Agreement